EXHIBIT 10.11

MedMen Enterprises Inc.

March 9, 2020

Ben Rose Executive Chairman

MedMen Enterprises Inc.

Via E-Mail

Re: Terms of Engagement of SierraConstellation Partners LLC to Provide Chief Restructuring Officer and CRO Support for MedMen Enterprises Inc.

Dear Mr. Rose,

First, we appreciate the opportunity to provide the Chief Restructuring Officer (“CRO”) for MedMen Enterprises Inc. and its subsidiaries (collectively, the “Company” or “you”). It has been a pleasure speaking with all parties involved. This letter sets forth the agreement between the Company and SierraConstellation Partners LLC (“SCP” and “we”). This letter (the “Engagement Letter”) together with the Standard Terms and Conditions (the “Standard Terms”) annexed hereto and incorporated by reference (collectively, the “Agreement”) sets forth the terms of our engagement.1

You shall, by executing this letter, engage SCP for the purposes of providing Tom Lynch, Senior Managing Director, as Chief Restructuring Officer (“CRO”) to the Company and additional SCP personnel to support the CRO (collectively, the “CRO Support” and, together with the CRO, collectively, “SCP Personnel”) to provide business advice and consultation regarding the Company’s current challenges. SCP will work closely with you, existing management, existing consultants and advisors, lenders and other relevant parties in connection with the implementation of whatever strategies are most appropriate to achieve your objectives and as directed and authorized by the Company’s Board of Directors (the “Board”). On or about the Effective Date (as defined in the Standard Terms), SCP shall provide the following services (“Services”) including, but not be limited to, the following:

•	SCP shall make available to the Company, Tom Lynch to be named the Company’s CRO by the Board;

•	SCP will also provide Timothy Bossidy as CRO Support, to provide assistance to the CRO;

•

Provide oversight and assistance with the preparation of financial information for distribution to creditors and others, including, but not limited to, cash flow projections and budgets, cash receipts and disbursements analysis of various asset and liability accounts, and analysis of proposed transactions;

____________________

1 Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Standard Terms.

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•	Provide oversight and assistance with employee management, including, but not limited to, communicating with existing employee base in order to provide additional guidance, structure and morale, and working to identify and recruit long-term senior management positions as requested by the Board;

•	Communicate with lenders directly regarding financial performance, strategy, and/or other topics relevant to the scope of this assignment;

•	Evaluate and make recommendations in connection with strategic alternatives as needed to maximize the value of the Company;

•	Evaluate the cash flow generation capabilities of the Company for valuation and liquidity maximization opportunities;

•	Provide oversight and assistance in connection with communications and negotiations with constituents including landlords, trade vendors, investors and other critical constituents to the successful execution of the Company’s near-term business plan.

SCP shall provide such other services as may be agreed to by SCP and the Company in writing based on discussions with you as the Engagement progresses and additional information is obtained during the course of the Engagement.

SCP’s fees for the Services will be billed at the rates set forth below. There will be an evergreen retainer in the amount of $75,000 paid to SCP at the execution of this contract (the “Retainer”). For billing purposes, SCP will cap hours for both the CRO and CRO Support at forty hours per week. Additional personnel, resources or services will require approval by the Company. We expect billing to total approximately $48,000 per week. Any amount above $48,000 will require consent by the Company prior to, or during, any week during the course of the engagement.

Tom Lynch as Engagement Principal/CRO:                    $750/hr.

Timothy Bossidy as CRO Support:                                  $450/hr.

If the foregoing represents your agreement, please sign the enclosed copy of this letter in the space provided and return it to me; or if you have any questions, please call me at (617) 304-6752. By signing this letter, you represent and warrant the Company has the authority to enter into this engagement letter on behalf of itself and its subsidiaries. We appreciate the opportunity to work for you and look forward to your prompt response.

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March 9, 2020

Very truly yours,

SierraConstellation Partners LLC

By:	/s/ Tom Lynch
Tom Lynch, Senior Managing Director

Agreed and Accepted by: MedMen Enterprises Inc. and Its Subsidiaries

By:	/s/ Benjamin Rose
Name:	Benjamin Rose

Title:	Executive Chairman

Date:	03/09/2020

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Standard Terms & Conditions

The terms and conditions set forth below (the “Standard Terms”) are incorporated by reference into that certain Engagement Letter by and between SierraConstellation Partners LLC (“SCP”) and MedMen Enterprises Inc. and its subsidiaries (collectively, the “Company” or “you”) dated as of March 9, 2020 (the “Engagement Letter” and together with the Standard Terms, the “Agreement’).

EFFECTIVE DATE, FEES AND EXPENSES

1. Effective Date. As used in the Agreement, the term “Effective Date” shall mean the date upon which:

(a) SCP receives the Engagement Letter signed by a person at the Company with the authority to enter into the Agreement and bind the Company, including, as applicable, confirmation that the necessary resolutions of the Company’s board of directors or officers appointing SCP to provide Company with the CRO and obligating the Company to indemnify and hold such CRO harmless have been obtained, (b) SCP receives the Retainer, and (c) either (i) the Company obtains a D&O policy naming the CRO as insureds or (ii) the Company adds the CRO to its existing D&O policy; whichever is acceptable to SCP.

2. Invoices. SCP will provide an invoice for Services to the Company on a weekly basis (the “Invoice”). Each Invoice will provide sufficient details identifying the Services rendered and the Reimbursable Expenses incurred.

3. Payment of Invoices. Payment of each Invoice is due upon receipt and will be deducted from the Retainer – which shall remain at $75,000 during the Engagement. If any Invoice is not paid in full when due, you agree that SCP has the rights and options, in its discretion until all outstanding Invoices are paid in full: (i) to suspend or terminate Services and/or (ii) withold delivery of Services, testimony, Deliverables (as defined herein), reports or data (written or oral); in which event you agree that SCP will not be liable for any resulting losses, damages or expenses in connection with or resulting from such suspension, withholding or termination of Services or any delay in completion of or performance of the Services or compliance with any deadlines or timelines related to the Services.

4. Reimbursable Expenses. SCP will be reimbursed timely by you for any and all reasonable, actual out-of- pocket expenses incurred in connection with or related to the Services, including but not limited to airfare, hotel, car rental, photocopying charges, telephone calls, postage, shipping, meals, report preparation, delivery services, and other costs. However airfare and hotel stays directly related to the CRO traveling from Boston, MA to Los Angeles, CA shall be excluded (collectively, the “Reimbursable Expenses”).

5. Taxes. Company shall be responsible for any taxes imposed on the Services or on the Engagement, other than taxes imposed by employment withholding for SCP Personnel or on SCP income or property.

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INFORMATION, ASSISTANCE AND DELIVERABLES

6. Information, Access to Information. The Company shall use all reasonable efforts to: (i) provide SCP Personnel with access to Company management and other representatives of the Company; and (ii) furnish all data, material, and other information concerning the business, assets, liabities, operations, cash flows, properties, financial condition and prospects of the Company that SCP Personnel request in connection with and in furtherance of their performance of the Services. SCP Personnel shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and all information that is furnished to SCP and SCP Personnel by or on behalf of the Company and otherwise reviewed by SCP Personnel in connection with the Services. Company acknowledges and agrees that SCP Personnel are not responsible for the accuracy or completeness of such information and shall not be responsible to Company or any third party for any inaccuracies or omissions therein. SCP is under no obligation to update data submitted to SCP or to review any other areas of the Company’s business or operations unless specifically set forth in the Engagement Letter or as mutually agreed by and between Company and SCP in writing. The source of such information, whether the Company management or other third party, as the case may be, shall be responsible for any and all financial information provided to SCP pursuant to this Agreement. Furthermore, unless specifically retained to do so, SCP will not independently examine, compile or verify any financial information provided to SCP by the Company and/or Company management, as the case may be. You shall use reasonable skill, care and attention to ensure that all information and documentation we may reasonably require is provided to us on a timely basis and is accurate and complete and relevant for the purpose for which it is required. You shall also notify us promptly if you subsequently learn that the information provide is outdated, incorrect or in accurate or otherwise should not be relied upon; and, in addition, you may not rely upon any Deliverable that contains outdated, incorrect or inaccurate information which you know or have reason to believe is outdated, incorrect or inaccurate. SCP Personnel will receive material, nonpublic information about Company, its operations and prospects. SCP will ensure that all SCP Personnel are aware of their obligations with respect to maintaining the confidentiality of such information and to not trade in the public securities of Company while in possession of such information.

7. Cooperation and Responsiblities. Company shall cooperate with SCP in the performance by SCP of the Services. The Company shall be responsible for, among other things (a) the performance of its personnel and agents, (b) the accuracy and completeness of all data and information provided to SCP for purposes of the performance of the Services, (c) designating a competent, responsible person to oversee the Services (d) evaluating the adequacy and results of the Services, (e) accepting responsibility for the results of the Services, and (f) establishing and maintaining internal controls, including monitoring ongoing activities. SCP’s performance is dependent upon the timely and effective satisfaction of Company’s responsibilities hereunder and timely decisions and approvals of Company in connection with the Services.

8. Forward Looking Statements. You understand that the Services may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and statements. Moreover, SCP will be relying upon information provided by the Company in the preparation of those projections and other forward-looking statements.

9. Deliverables. The tangible items specified as deliverables or work product in the Engagement Letter (the “Deliverables”) are complete only when presented in their entirety and only for the purpose stated therein. Furthermore, (i) neither the Services nor any Deliverables, in whole or in part, shall constitute a fairness or solvency opinion; (ii) SCP will not provide any legal advice or address any questions of law; and (iii) the performance of the Services does not constitute an audit conducted in accordance with generally accepted auditing standards, an examination of internal controls, or other attestation or review services in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”), the Public Company Accounting Oversight Board (the “PCAOB”), or other state or federal professional or regulatory body. Upon full payment to SCP hereunder, and subject to the terms and conditions contained herein, (i) the tangible items specified in the Deliverables shall become the property of Company.

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LIMITATIONS ON SERVICES

10. Use and Purpose of Advice and Deliverables. Any advice given, communication (oral or written), report or Deliverable issued by SCP is provided solely for the use and benefit of Company and only in connection with the Services. Unless required by law or with the prior consent of SCP, Company shall not share or disclose any advice given, communication, report or Deliverable to any third party (a “Third Party”) or refer to the Services. Neither the Services nor any Deliverables are intended for the express or implied benefit of any Third Party. Unless otherwise agreed to in writing by SCP, no Third Party is entitled to rely in any manner or for any purpose on the Services or Deliverables. Regardless of whether consent has been provided by SCP or disclosure is mandated as a matter of law or disclosure is made in violation of the Standard Terms, under no circumstances shall SCP assume any responsibility to any Third Party to whom any such advice, communication, report or Deliverable is disclosed or otherwise made available. The Services and this Engagement do not create privity between SCP and any Third Party.

11. No Audit, Review or Compilation. Company acknowledges and agrees that SCP is not being retained to, and SCP Personnel are not being requested to, perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of AICPA, the SEC or other state or federal professional or regulatory body.

12. No Assurances. The Services will not result in the issuance of any written or oral communications by SCP to Company or any Third Party expressing any opinion, conclusion, or any other form of assurance with respect to, among other things, accounting policies, financial data, financial statements and related footnotes, appropriate application of generally accepted accounting principles, disclosure, operating or internal controls, compliance with the rules and regulations of the SEC or the PCAOB, compliance with the Sarbanes-Oxley Act of 2002 and related rules and regulations, or any other matters our services cannot be relied upon to disclose errors or fraud should they exist. The Services to be provided by SCP will not include any predictions or provide any opinions or other assurances concerning the outcomes of future events, including, without limitation, those that pertain to the operating results of any entity, the achievability of any business plan, the success of any investment, the recovery of any asset, or the ability to pay any debt. Company expressly acknowledges that SCP does not guarantee, warrant, or otherwise provide any assurances regarding the outcome of any of Company’s strategies or objectives as set forth in this Agreement

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13. No Assessment of Other Professionals Work. The Services may include access to the work of other professional advisors or to financial statements or financial information or data reported on by such other professional advisors. Company agrees that such access is not for the purpose of affirming or evaluating the procedures or professional standards used by such other professional advisors. In this regard, we call your attention to the possibility that other professional advisors may perform procedures concerning the same information or data, and perhaps the same accounts and records, and reach different observations than SCP for a variety of reasons, including the possibilities that additional or different information or data might be provided to them that was not provided to SCP, that they might perform different procedures from SCP, or that professional judgments concerning, among others, complex, unusual, or poorly documented matters may differ.

14. Strategic Decisions. Neither SCP nor any SCP Personnel, assume any responsibility for the Company’s decision to pursue, or not pursue any business strategy, or to effect, or not to effect any transaction. SCP and SCP Personnel shall be responsible for implementation only of the Services and only to the extent and in the manner directed and authorized by Company.

15. Limitations on Warranties. This is a services engagement. SCP warrants that it shall perform the Services in good faith and with due professional care. SCP DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

16. Limitations on Damages. SCP, its subsidiaries and subcontractors, and their respective personnel shall not be liable to Company for any claims, liabilities, or expenses relating to this Engagement (“Company Claims”) for an aggregate amount in excess of the fees paid to SCP pursuant to this Engagement, except to the extent resulting from the gross negligence, bad faith or intentional misconduct of SCP or its subcontractors. In no event shall SCP, its subsidiaries or subcontractors, or their respective personnel be liable to Company for any loss of use, data, goodwill, revenues or profits (whether or not deemed to constitute a direct Company Claim), or any consequential, special, indirect, incidental, punitive, or exemplary loss, damage, or expense relating to this engagement provided SCP Personnel maintain confidentiality of confidential and material nonpublic information as set forth in this agreement. In circumstances where any limitation on damages or indemnification provision hereunder is unavailable, you agree that the aggregate liability of SCP, its subsidiaries and subcontractors, and their respective personnel for any Company Claim shall not exceed an amount that is proportional to the relative fault that the conduct of SCP and its subcontractors bears to all other conduct giving rise to such Company Claim.

17. Expert Witness Services. Unless specifically included in the description of Services contained in the Engagement Letter. It is understood that the engagement of SCP and/or SCP Personnel to provide services as an expert witness, with respect to written reports, testimony or otherwise, in connection with or related to any administrative or judicial proceeding, or perform any level of related investigation (collectively, “Expert Witness Services”), is excluded from the definition of Services in this Agreement.

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18. No Expert Advice on Securities Matters. SCP is not an expert under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and will not consent to be a named expert in any Company filings with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or otherwise.

19. No Improper Purposes. Under no circumstances will SCP or SCP Personnel abide by, assist or aid, directly or indirectly, any request by Company to violate or aid any violation of any state or federal statute, securities law, common law or regulatory rule or the terms and conditions of any loan agreement, security agreement or similar agreement to which the Company is a party. No person on behalf of the Company may take any action to impede SCP or SCP Personnel from communicating with Company or appropriate authorities regarding a possible violation of a state or federal statute, securities law, common law or regulatory rule or the terms and conditions of any loan agreement, security agreement or similar agreement, including enforcing, or threatening to enforce, any confidentiality agreement, the confidentiality provisions of the Standard Terms or termination of this Agreement with respect to such communications if SCP determines, in its discretion, that any such request exposes SCP to any potential liability or harm to its professional reputation.

INDEMNIFICATION

20. Indemnification, Generally. As part of the consideration for SCP’s agreement to furnish the Services, Company agrees to indemnify and hold harmless CRO, all SCP Personnel and SCP and its owners, partners, members, managers, officers, directors, agents, employees, consultants, attorneys and agents and any successors or assigns thereof (each, an “SCP Indemnified Party”) to the fullest extent lawful from any and all claims, liabilities losses, damages, debts, judgments and/or expenses or actions (collectively, “Indemnified Claims”) in respect thereof, incurred, related to or arising out of or in connection with the Services, the Engagement and/or this Agreement, including without limitation, any and all such SCP Indemnified Parties’ reasonable costs, fees and expenses incurred in connection with investigating, preparing, defending, or settling any Indemnified Claim arising from or relating to such liabilities, including all of such SCP Indemnified Parties’ reasonable legal fees and expenses; provided, however, that the Company shall not be responsible for any Indemnfied Claim to the extent, and only to the extent, that it is finally and judicially determined by a final, non-appealable Court Order, that such Indemnified Claim was caused primarily due to such SCP Indemnified Party’s bad faith, willful misconduct or gross negligence. For avoidance of doubt, Company agrees to indemnify each SCP Indemnified Party from any federal action related to commercial cannabis activity if otherwise authorized by state law. The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Company may have to SCP at common law or otherwise, (ii) shall survive the completion of the Engagement, as amended, modified or extended, and/or the termination of this Agreement, (iii) shall apply to any modification of this Agreement or revisions to the Services, and (iv) shall be binding on any successor or assign of Company and its successors or assigns.

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21. Indemnification of CRO and SCP Personnel Acting as Officers. To the extent that CRO and, as the case may be, any SCP Personnel is acting as an officer of the Company pursuant to the description of Services, in addition to any other indemnification provided in this Agreement, the Company further agrees to indemnify the CRO and the SCP Personnel acting as an officer(s) of the Company, to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CRO and/or the SCP Personnel. The CRO and SCP Personnel shall be covered as an officer under the Company’s existing director and officer liability insurance policy and such policy shall have coverage and limits acceptable to SCP. A certificate of insurance evidencing such coverage shall be furnished promptly to SCP and as a condition of the Effective Date occurring. If no such policy exists prior to the Effective Date, the Company shall obtain such D&O policy proir to the Effective Date. The Company shall give thirty (30) days’ prior written notice to SCP and to CRO of cancellation, non-renewal, or material reduction in coverage, scope or amount of such director and office liability policy. The Company shall purchase a “tail” on such directors and officers insurance policy upon the request of SCP. Regardless, the Company shall also maintain such applicable insurance coverage for the CRO and SCP Personnel for a period of not less than three (3) years following the date of termination of the Services. The provision of this Clause are in the nature of a contractual obligation and no change in the applicable law or the Company’s charter by-laws or other organizational documents or policies shall affect the CRO’s or SCP Personnel’s rights hereunder. This obligation shall be an administrative obligation and remain in effect regardless of the conditions upon which the Engagement concludes and/or this Agreement is terminated.

RELATIONSHIP OF THE PARTIES

22. Independent Contractor. SCP is an independent contractor under this Agreement. This Agreement is not intended to create and does not create an employment agreement. No one on behalf of SCP, nor any members, managers, directors, employees, agents, independent consultants or contractors thereof, shall be considered to be a director, officer, member, manager, partner, control person, employee, representative, agent, or insider of Company unless expressly agreed to by SCP – it being understood that the CRO is, upon proper appointment by the Company, an officer of the Company. As an independent contractor, SCP will have exclusive control over the management and operation of SCP, including hiring and paying the wages or other compensation of its personnel. Unless expressly provided otherwise in the Agreement, SCP and the SCP Personnel that provide services hereunder may also provide services to other past, present or future SCP clients in connection with unrelated matters. In addition, SCP may utilize the services of its own employees or services of qualified independent contractors to perform this Agreement in addition to the SCP Personnel.

23. No Fiduciary Relationship with CRO Support. Except as expressly set forth herein with regards to the duties of the CRO, nothing in this Agreement is intended to create, or shall be deemed or construed to create a fiduciary relationship between the Company, including without limitation, the Company’s directors, officers, members, managers, partners, control persons, shareholders, employees, representatives, agents, or creditors, on the one hand; and SCP, the CRO Support, affiliated, consultants, members, control persons, shareholders, employees, representatives, attorneys, agents, successors or assigns, on the other hand. The foregoing sentence does not apply to the CRO who will provide Services in a fiduciary capacity.

24. No Agency Relationship. Except as set forth in this Agreement, the Services are not intended to and do not create an agency relationship between Company and SCP.

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25. No Tenancy Created. If SCP is provided with access to or use of Company’s facilities for the purpose of performing the Services, such facilities may not be dedicated solely for SCP’s use and SCP will not be deemed a tenant of Company with respect to such facilities.

26. Non-Exclusivity. SCP may (i) provide any services to any person or entity in matters or engagements unrelated to this Engagement, and (ii) develop for itself, or for others, any materials or processes, including those that may be similar to those produced as a result of the Services, provided that, SCP complies with its obligations of confidentiality set forth hereunder.

CONFLICTS

27. Future Conflicts. SCP is retained by new clients in the ordinary course of its business. As a result, SCP cannot assure that, following the completion of our internal conflict search in connection with the Engagement, a new engagement for or involving one of the Company’s creditors or other parties-in-interest or their respective attorneys and accountants will not be accepted by SCP or its affiliates. Should any potential conflict come to the attention of SCP, we will endeavor to resolve such potential conflict and will determine what action needs to be taken. You agree that you will inform us of the parties-in-interest to this matter or of additions to, or name changes for, those parties-in-interest whose names you provided. SCP’s determination of conflicts is based on the substance of the work to be performed on an engagement as opposed to the parties involved. It is possible that some of SCP’s past, present or future clients will have disputes with and other matters relating to Company, during the course of and subsequent to this Engagement. As a condition of this Engagement, Company agrees that SCP may be engaged by parties with interests that are adverse to and may not be consistent with the interests of Company. SCP reserves the right to accept engagement with other parties consistent with its internal, prior practices without objection by Company. The Company acknowledges there currently exist potential conflicts for SCP Personnel, which will be disclosed prior to the Effective Date and are acceptable to the Company.

CONFIDENTIALITY

28. Duty to Maintain Confidentiality. SCP shall keep as confidential all non-public information received in conjunction with the Engagement, except: (i) as requested by subpoena or equivalent judicial process by the Company or its legal counsel or any successor in interest to the Company, including, but not limited to a chapter 11 trustee, a chapter 7 trustee, a liquidating trustee under a plan of reorganization or liquidation, a receiver, the assignee under an assignment for the benefit of creditors, the acquiror of the Company’s assets, or a committee appointed in any bankruptcy case of the Company ; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this Engagement to the extent that such disclosure is (a) reasonably determined by the SCP to be in furtherance of its duties to Company and not otherwise in contravention of applicable disclosure rules and/or an express direction of the Company or (b) with a person that has agreed to be bound by confidentiality. All obligations as to non-disclosure shall cease to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. To the extent documents are requested pursuant to (i) or (ii) above, SCP shall produce any and all documents that are responsive to a subpoena or demand for production of documents without regard to any type of privilege or confidentiality. It is the express duty of the Company, and not SCP, to object to a subpoena or demand for production of documents if the Company wishes to maintain any documents confidential or otherwise prevent the production of the same.

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29. Disclosure. To the extent that, in connection with this Engagement, either party (each, the “receiving party”) comes into possession of any confidential information of the other (the “disclosing party”), it will not disclose such information to any third party without the disclosing party’s consent, using at least the same degree of care as it employs in maintaining in confidence its own confidential information of a similar nature, but in no event less than a reasonable degree of care. The disclosing party hereby consents to the receiving party disclosing such information: (i) to subcontractors, whether located within or outside of the United States, that are providing services in connection with this engagement and that have agreed to be bound by confidentiality obligations similar to those in this Clause; (ii) as may be required by law, regulation, judicial or administrative process, or in accordance with applicable professional standards or rules, or in connection with litigation or arbitration pertaining hereto; or (iii) to the extent such information (a) is or becomes publicly available other than as the result of a disclosure in breach hereof, (b) becomes available to the receiving party on a non-confidential basis from a source that the receiving party believes is not prohibited from disclosing such information to the receiving party, (c) is already known by the receiving party without any obligation of confidentiality with respect thereto, or (d) is developed by the receiving party independently of any disclosures made to the receiving party hereunder. Nothing in this Clause shall alter Company’s obligations under any other Clause. SCP, however, may use and disclose any knowledge and ideas acquired in connection with the Services, to the extent they are retained in the unaided memory of its personnel. Further, SCP and its affiliates and related entities shall have the right to use Company’s name as part of a general Company listing and as a specific citation in proposals or similar directed marketing efforts.

30. Subject Tax Planning Advice. No term of this Agreement is or is to be construed as a condition of confidentiality within the meaning of PCAOB Release 2005-014, Internal Revenue Code Sections 6011 and 6111 or the regulations thereunder, any related Internal Revenue Service guidance, or any other similar law, with respect to any Services, Deliverables or other materials of any kind provided hereunder relating to tax treatment or tax structure (collectively referred to as “Subject Tax Planning Advice”). Notwithstanding anything herein to the contrary, no provision of the Agreement shall place any limitation on Company’s disclosure of any Subject Tax Planning Advice. In the event of any unauthorized reliance on any Subject Tax Planning Advice by a Third Party, Company agrees to indemnify and hold harmless SCP, its subcontractors, and their respective personnel from any and all claims of a Third-Party, liabilities, costs, and expenses including attorneys’ fees and expenses as provided for in the “Indemnification” Section of the Standard Terms.

TERMINATION

31. Termination with Notice. Any party to this Engagement may terminate the Engagement upon thirty (30) days’ prior written notice to the other party(ies). Upon receipt by the non-terminating party of such written notice, SCP will stop all work immediately. Upon any termination of this Engagement, SCP shall be entitled to all incurred and unpaid fees for Services, other fees and expenses described in the Agreement.

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32. Termination at Completion of Engagement. Unless terminated sooner as set forth herein, this Agreement shall terminate upon (i) the completion of the Services and the Engagement and (ii) the payment in full of all outstanding Invoices.

33. Return of Company Data/SCP Data Destruction Policy. Upon conclusion of the Engagement, Company may request to retrieve its confidential information, data, information and documents provided to, prepared by or otherwise in the possession of SCP (collectively, the “Company Data”) from SCP at no additional charge to Company, Alternatively, Company Data can be returned in a mutually agreed format at a scope and price to be agreed. Regardless, SCP will maintain a copy of Company Data for no more than six

(6) months following termination of this Engagement, after which any Company Data not retrieved will be destroyed, subject to applicable law and SCP’s internal data retention policy.

MISCELLANEOUS

34. Collection Costs/Enforcement Action. If an action or proceeding is commenced by SCP – whether during the Engaement or subsequent to termination – to collect or defend any objection to any Invoice, fee, Reimbursable Expense or cost or enforce any other obligation of Company under this Agreement whether commenced during or after termination of this Agreement (an “Enforcement Action”), Company agrees to pay and reimburse SCP for all reasonable SCP Personnel time, administration costs and expenses, including, attorneys’ fees, costs and expenses incurred in connection with such Enforcement Action.

35. Misc. Fees, Expenses & Costs (Including Discovery Requests). SCP will be compensated for any SCP Personnel time and expenses, including, attorneys’ fees, costs and expenses, that SCP may incur in connection with the Services (whether during the Engagement or after termination of this Agreement) with respect to the responding to discovery requests, subpoenas or other requests for documents or information, or in participating as a witness or otherwise in any legal, regulatory, arbitration, or other proceedings (including, without limitation, those unrelated to the matters that are subject to this Engagement) as a result of, related to or in connection with the Services, the Engagement or this Agreement.

36. Survival and Interpretation. All provisions which are intended by their nature to survive performance of the Services and/or the termination of this Agreement, shall survive such performance, or the expiration or termination of this Agreement and remain an independent obligation of Company and of SCP. Each of the provisions of these terms shall apply to the fullest extent of the law, whether in contract, statute, common law, or otherwise, notwithstanding the failure of the essential purpose of any remedy. Any references herein to the term “including” shall be deemed to be followed by “without limitation”.

37. Assignment. Except as provided in this Agreement, neither party may assign any of its rights or obligations hereunder (including interests, Claims or Company Claims) without the prior written consent of the other party. Tom Lynch is essential to this engagement and Company shall have the right to terminate this agreement without notice in the event he ceases to be engaged in this matter.

38. Severability. If any portion of this Agreement is held to be void, invalid, or otherwise unenforceable, in whole or in part, the remaining portions shall remain in effect.

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39. Successors and Assigns. This Agreement shall be binding upon SCP and Company together with their respective heirs, successors, and assignees and any heir, successor, or assignee of a substantial portion of its businesses and/or assets.

40. Entire Agreement. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and may not be amended or modified except in writing executed by the parties. This Agreement replaces and supersedes any previous proposal, draft letter of engagement, communication (oral or written), undertaking, representation, or correspondence – whether written or oral, regarding the Services.

41. Limited Disclosure of Engagement. Notwithstanding anything herein to the contrary, SCP may reference or list the Company’s name and/or logo and /or a general description of the Services in SCP’s marketing materials, media, social media, website or in any disclosure to a court of law as appropriate.

42. Force Majeure. No party shall be liable for any delays or nonperformance directly or indirectly resulting from circumstances or causes beyond its reasonable control, including fire, epidemic or other casualty, act of God, strike or labor dispute, war or other violence, or any law, order, or requirement of any governmental agency or authority.

43. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures or signatures forwarded by email.

44. No Waiver. No failure to delay in exercising any right, power or privilege related hereto, or any single or partial exercise thereof, shall operate as a direct or indirect waiver thereof.

45. Waiver of Trial by Jury. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM RELATING TO THIS ENGAGEMENT AND THE SERVICES.

46. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to the choice of law principles thereof). Any action based upon or arising out of this Agreement shall be brought and maintained exclusively in any state or federal court, in each case located in Los Angeles County, the State of California. Each of the parties hereby expressly and irrevocably submits to the jurisdiction of such courts for the purposes of any such action and expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum.

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